THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTION 5 HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 5 HEREOF.

SENIOR SECURED NOTE

November 13, 2008

Note No.: SR-001	$8,875,000

FOR VALUE RECEIVED, SONTERRA RESOURCES, INC. (f/k/a River Capital Group, Inc.), a Delaware corporation (the “Company”), hereby promises to pay to the order of Longview Marquis Master Fund, L.P., a British Virgin Islands limited partnership, or its registered assigns (the “Holder”) the principal amount of Eight Million Eight Hundred Seventy-Five Thousand Dollars ($8,875,000) when due, whether upon maturity, acceleration, redemption or otherwise, and to pay interest (“Interest”) on the unpaid principal balance hereof on each Interest Payment Date (as defined in Section 2) and upon maturity, or earlier upon acceleration or prepayment pursuant to the terms hereof, at the Applicable Interest Rate (as defined in Section 2). Interest on this Note payable on each Interest Payment Date and upon maturity, or earlier upon acceleration or prepayment pursuant to the terms hereof, shall accrue from the Issuance Date (as defined in Section 2) and shall be computed on the basis of a 365-day year and actual days elapsed.

(1) Payments of Principal and Interest. All payments under this Note shall be made in lawful money of the U.S. (as defined in Section 2) by wire transfer of immediately available funds to such account as the Holder may from time to time designate by written notice in accordance with the provisions of this Note. Interest on the Principal shall be paid in arrears on each Interest Payment Date and upon Maturity. The Company has no right, but under certain circumstances has an obligation, to make payments of Principal of this Note prior to the Maturity Date (as defined in Section 2), except as set forth in Section 3 hereof. Whenever any amount expressed to be due by the terms of this Note is due on any day that is not a Business Day (as defined in Section 2), the same shall instead be due on the next succeeding day that is a Business Day. This Note and all Other Notes (as defined in Section 2) issued by the Company pursuant to the Securities Purchase Agreement (as defined in Section 2) on the Closing Date (as defined in the Securities Purchase Agreement), and all notes issued in exchange or substitution therefor or replacement thereof are collectively referred to in this Note as the “Notes.”

(2) Certain Defined Terms. Each capitalized term used in this Note, and not otherwise defined, shall have the meaning ascribed thereto in the Securities Purchase Agreement, dated as of November 13, 2008, pursuant to which this Note was originally issued (as such agreement may be amended, restated, supplemented or otherwise modified from time to time as provided therein, the “Securities Purchase Agreement”). For purposes of this Note, the following terms shall have the following meanings:

(a) “Applicable Interest Rate” means the Interest Rate, or, for so long as an Event of Default shall have occurred and be continuing, the Default Rate.

(b) “Bankruptcy Law” means Title 11, U.S. Code, or any similar U.S. federal or state law or law of any applicable foreign government or political subdivision thereof for the relief of debtors.

(c) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the city of New York are authorized or required by law to remain closed.

(d) “Cash and Cash Equivalents” means (I) cash, (II) certificates of deposit or time deposits, having in each case a tenor of not more than six (6) months, issued by any U.S. commercial bank or any branch or agency of a non-U.S. bank licensed to conduct business in the U.S. having combined capital and surplus of not less than $250,000,000, and (III) money market funds, provided that substantially all of the assets of such funds consist of securities of the type described in clauses (I) or (II) immediately above, all as determined in accordance with GAAP applied on a consistent basis.

(e) “Change of Control” means (i) the consolidation, merger or other business combination of the Company with or into another Person (other than (A) a consolidation, merger or other business combination in which holders of the Company’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, a majority of the combined voting power of the surviving entity or entities entitled to vote generally for the election of a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company), (ii) the sale or transfer of all or substantially all of the Company’s assets (including, for the avoidance of doubt, the sale of all or substantially all of the assets of the Subsidiaries in the aggregate); (iii) the consummation of a purchase, tender or exchange offer made to and accepted by the holders of more than the fifty percent (50%) of the outstanding shares of Common Stock; (iv) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the outstanding shares of Common Stock or of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; or (v) any change in the composition of the Board of Directors of the Company (the “Board”) such that the individuals who, as of the date of the Securities Purchase Agreement, constituted the Board of the Company (such Board of the Company being hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a member of the Board whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person or group other than the Board shall not be so considered as a member of the Incumbent Board.

(f) “Collateral Agent” shall have the meaning ascribed to such term in the Security Agreement.

(g) “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

(h) “Daily Production Average” means, for any calendar quarter, the arithmetic average of the aggregate number of thousands of cubic feet equivalents (“Mcfe”) of natural gas produced by all of the Real Property of the Company and the FC Subsidiaries, net to the Working Interests (as defined in the Conveyances of Limited Overriding Royalty Interests) owned by the Company and such Subsidiaries in such Real Property, on each of the days in such calendar quarter.

(i) “Daily Production Test Failure” means that, as of any date of determination, the Daily Production Average for the calendar quarter ending on such date is less than the Required Daily Production Average for such calendar quarter.

(j) “Daily Production Test Failure Percentage” means, in the event that there is a Daily Production Test Failure as of any date of determination, an amount equal to the result of (A) one (1) minus (B) the quotient of the Daily Production Average for the calendar quarter ended on such date, divided by the Required Daily Production Average for such calendar quarter.

(k) “Default Rate” means the per annum interest rate equal to the sum of (i) the Interest Rate plus (ii) two percent (2.0%) (i.e., 200 basis points).

(l) “Dollars” or “$” means United States Dollars.

(m) “Excluded Taxes” means, with respect to the Holder, or any other recipient of payment to be made by or on account of any obligations of the Company or any of the Subsidiaries under the Notes, the Securities Purchase Agreement or under any other Transaction Document, income or franchise taxes imposed on (or measured by) such recipient’s net income or gross receipts by the U.S. or such other jurisdiction under the laws of which such recipient is organized or its principal offices are located.

(n) “FC Subsidiaries” means the domestic Included Subsidiaries that (i) are directly or indirectly wholly-owned by the Company, (ii) are party to the Guaranty and the Security Agreement, and (iii) in all of the assets of which the holders of the Notes have a valid, first priority, perfected security interest as of the applicable date of determination.

(o) “Financial Covenant Test Failure” means that, as of any date of determination, (A) there is a Daily Production Test Failure or (B) the PRV Ratio as of such date is less than the Required PRV Ratio as of such date.

(p) “Financial Covenant Test Failure Amount” means, in the event that there is a Financial Covenant Test Failure as of any date of determination, an amount equal to the sum of:

(i) the product of (A) the result of (I) one (1) minus (II) the quotient of the Daily Production Average for the calendar quarter ended on such date, divided by the Required Daily Production Average for such calendar quarter (provided, however, that such result shall not be less than zero (0)), multiplied by (B) the aggregate outstanding principal amount of all Notes then outstanding; plus

(ii) the product of (A) the result of (I) one (1) minus (II) the quotient of the PRV Ratio as of such date, divided by the Required PRV Ratio as of such date (provided, however, that such result shall not be less than zero (0)), multiplied by (B) the aggregate outstanding principal amount of all Notes then outstanding.

(q) “GAAP” means U.S. generally accepted accounting principles, as in effect at the relevant time.

(r) “Governmental Authority” means the government of the U.S. or any other nation, or any political subdivision thereof, whether state, provincial or local, or any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administration powers or functions of or pertaining to government over the Company, or any of their respective properties, assets or undertakings.

(s) “Indemnified Taxes” means all taxes other than Excluded Taxes.

(t) “Interest Amount” means, as of any date, with respect to any Principal, all accrued and unpaid Interest (including any Interest at the Default Rate) on such Principal through and including such date.

(u) “Interest Payment Date” means the last Business Day of each of December 2008, March 2009 and June 2009, and thereafter on the first Business Day of each calendar month, beginning with August 2009, until this Note has been repaid in full.

(v) “Interest Rate” means thirteen percent (13.0%) per annum, subject to adjustment as provided in Section 3(c)(iii).

(w) “Issuance Date” means the original date of issuance of this Note pursuant to the Securities Purchase Agreement, regardless of any exchange or replacement hereof.

(x) “Maturity Date” means November 13, 2011, unless such date is not a Business Day, in which case “Maturity Date” shall mean the first Business Day following November 13, 2011.

(y) “Other Notes” means all of the senior secured notes, other than this Note, that have been issued by the Company pursuant to the Securities Purchase Agreement and all notes issued in exchange or substitution therefor, addition thereto or replacement thereof.

(z) “PDNP” as of any date of determination, means the total proved developed non-producing reserves (in Mcfe) of the Company and the FC Subsidiaries, determined as of such date of determination in accordance with SEC guidelines from an independent reserve report prepared in good faith by the Petroleum Engineer in accordance with industry standards and best practices (an “Independent Reserve Report”); provided, however, that PDNP shall mean zero (0) unless (A) it is based upon an Independent Reserve Report (or an update thereof prepared (but not certified) by the Petroleum Engineer, which update includes all material adjustments to the amounts set forth in the most recent Independent Reserve Report to reflect the Company’s and the Subsidiaries’ oil and gas drilling, exploration, development and production since the date of such Independent Reserve Report (a “Reserve Update”)) that was current as of a date within 92 days of such date of determination, (B) the Company has publicly disclosed the PDNP in a Periodic Report as of a date within 274 days of such date of determination (based on an Independent Reserve Report that was current as of such date of determination), (C) the PDNP is based upon the same Independent Reserve Report or Reserve Update on which the PDP, PUD and Probable are based as of such date of determination, and (D) if the PDNP is not based upon an Independent Reserve Report (or a Reserve Update) that was current as of such date of determination, the Company reasonably believes, based upon its own analysis conducted in good faith and reflecting the Company’s and the FC Subsidiaries’ oil and gas drilling, exploration, development and production since the date of the Independent Reserve Report (or Reserve Update) on which the PDNP is based (the “Recent Production”) (and has certified to the Holder in the applicable Officer’s Certificate to the Holder that it so reasonably believes), that the PDNP is not less than that disclosed in the Independent Reserve Report (or Reserve Update) on which the PDNP is based.

(aa) “PDP” means the total proved developed producing reserves (in Mcfe) of the Company and the FC Subsidiaries, determined in accordance with SEC guidelines from an Independent Reserve Report; provided, however, that PDP shall mean zero (0) unless (A) it is based upon an Independent Reserve Report (or a Reserve Update) that was current as of a date within 92 days of such date of determination, (B) the Company has publicly disclosed the PDP in a Periodic Report as of a date within 274 days of such date of determination (based on an Independent Reserve Report that was current as of such date of determination), (C) the PDP is based upon the same Independent Reserve Report or Reserve Update on which the PDNP, PUD and Probable are based as of such date of determination, and (D) if the PDP is not based upon an Independent Reserve Report (or a Reserve Update) that was current as of such date of determination, the Company reasonably believes, based upon its own analysis conducted in good faith and reflecting the Recent Production (and has certified to the Holder in the applicable Officer’s Certificate that it so reasonably believes), that the PDP is not less than that disclosed in the Independent Reserve Report (or Reserve Update) on which the PDP is based.

(bb) “Periodic Report” means a quarterly report on Form 10-Q (or successor thereto) or an annual report on Form 10-K (or successor thereto), in the form required to be filed with the SEC.

(cc) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof or any other legal entity.

(dd) “Petroleum Engineer” means an independent petroleum engineer that is an SPE (Society of Petroleum Engineers) Certified Petroleum Professional and is selected and engaged by the Company and approved by the holders of Notes representing at least two thirds (2/3) of the aggregate principal amount of the Notes then outstanding, which approval shall not be unreasonably withheld, conditioned or delayed.

(ee) “Prepayment Notice” means a written notice from the Company to Holder indicating the Company’s commitment to prepay a specified amount of Principal, together with the applicable Interest Amount and Prepayment Premium with respect thereto on the applicable prepayment date.

(ff) “Prepayment Premium” means an amount equal to twenty-five percent (25%) of the amount of Principal so prepaid or required to be prepaid.

(gg) “Principal” means the outstanding principal amount of this Note as of any date.

(hh) “Probable” means the total probable undeveloped reserves (in Mcfe) of the Company and the FC Subsidiaries, determined in accordance with SEC guidelines based on an Independent Reserve Report; provided, however, that Probable shall mean zero (0) unless (A) it is based upon an Independent Reserve Report (or a Reserve Update) that was current as of a date within 92 days of such date of determination, (B) the Company has publicly disclosed the Probable in a Periodic Report as of a date within 274 days of such date of determination (based on an Independent Reserve Report that was current as of such date of determination), (C) the Probable is based upon the same Independent Reserve Report or Reserve Update on which the PDNP, PDP and PUD are based as of such date of determination, and (D) if the Probable is not based upon an Independent Reserve Report (or a Reserve Update) that was current as of such date of determination, the Company reasonably believes, based upon its own analysis conducted in good faith and reflecting the Recent Production (and has certified in the applicable Officer’s Certificate that it so reasonably believes), that the Probable is not less than that disclosed in the Independent Reserve Report (or Reserve Update) on which the Probable is based.

(ii) “Pro Rata Financial Covenant Test Failure Amount” means, as of the date of any determination, an amount equal to the sum of (i) the product of (A) a fraction, of which the numerator is the outstanding Principal as of such date, and of which the denominator is the aggregate outstanding principal amount of all Notes as of such date, multiplied by (B) the Financial Covenant Test Failure Amount, and (ii) the Interest Amount with respect to such Principal as of the date such amount is paid to the Holder.

(jj) “PRV Ratio” means, as of any date of determination, the quotient of:

(I) the result of:

(i) (A) the product of the aggregate actual PDP and PDNP of the Company’s and the FC Subsidiaries’ oil and gas properties and interests in which the holders of the Notes have a valid, first priority, perfected security interest as of such date of determination (the “PRV Properties”), multiplied by (B) the relevant hub spot price as of such date of determination, and multiplied by (C) 40%; plus

(ii) the product of (A) the actual PUD of the PRV Properties, multiplied by (B) the relevant hub spot price as of such date of determination, and multiplied by (C) 15%; plus

(iii) the product of (A) the actual Probable of the PRV Properties, multiplied by (B) the relevant hub spot price as of such date of determination and multiplied by (C) 5%; plus

(iv) the aggregate Cash and Cash Equivalents of the Company and the FC Subsidiaries, the aggregate hydrocarbon receivables of the Company and the FC Subsidiaries (net of any provision for uncollectibility thereof and excluding any such receivables that are impaired or have been outstanding (and uncollected) for more than 60 days since the initial booking thereof), and the market value of hedges of the Company and the FC Subsidiaries, each as of such date of determination, as set forth in the financial statements included in the Periodic Report for the fiscal quarter or year ended on such date of determination; plus

(v) $4,400,000 (representing the deemed liquidation value as of the Issuance Date of the drilling rigs, trucks and equipment of North Texas, which was acquired and became a Subsidiary as of the Issuance Date), adjusted as agreed upon by the Company and the holders of Notes representing at least two-thirds (2/3) of the aggregate principal amount outstanding under the Notes as of such date of determination, to reflect any sales, transfers or other dispositions of, or any failure of the holders of the Notes to have a valid, first priority, perfected security interest in, any of such drilling rigs, trucks and equipment (other than due to the FNBW Security Interest); minus

(vi) the aggregate hedge margin collateral of the Company and the Subsidiaries, the aggregate hydrocarbon payables (including with respect to royalty payments and net profit interests) of the Company and the Subsidiaries, and the aggregate accrued production taxes payable by the Company and the Subsidiaries, each as of such date of determination, as set forth in the financial statements included in the Periodic Report for the fiscal quarter or year ended on such date of determination; and minus

(vii) the aggregate Indebtedness of the Company and the Subsidiaries due prior to the Maturity Date (excluding the Notes), as of such date of determination, as set forth in the financial statements included in the Periodic Report for the fiscal quarter or year ended on such date of determination;

divided by

(II)	the aggregate outstanding principal amount of all Notes.

(kk) “PUD” means the total proved undeveloped reserves (in Mcfe) of the Company and the FC Subsidiaries, determined in accordance with SEC guidelines based on an Independent Reserve Report; provided, however, that PUD shall mean zero (0) unless (A) it is based upon an Independent Reserve Report (or a Reserve Update) that was current as of a date within 92 days of such date of determination, (B) the Company has publicly disclosed the PUD in a Periodic Report as of a date within 274 days of such date of determination (based on an Independent Reserve Report that was current as of such date of determination), (C) the PUD is based upon the same Independent Reserve Report or Reserve Update on which the PDNP, PDP and Probable are based as of such date of determination, and (D) if the PUD is not based upon an Independent Reserve Report (or a Reserve Update) that was current as of such date of determination, the Company reasonably believes, based upon its own analysis conducted in good faith and reflecting the Recent Production (and has certified in the applicable Officer’s Certificate that it so reasonably believes), that the PUD is not less than that disclosed in the Independent Reserve Report (or Reserve Update) on which the PUD is based.

(ll) “Required Daily Production Average” means, with respect to any fiscal quarter ending on or after any date set forth below and prior to the next date set forth below, the Daily Production Average set forth below opposite such date (subject in each case to adjustment, as agreed upon in writing by the Company and the holders of Notes representing at least two thirds (2/3) of the aggregate principal amount of the Notes then outstanding, to reflect an Agreed Acquisition or otherwise):

Date	Daily Production Average
March 31, 2009	1,200 Mcfe
September 30, 2009	2,500 Mcfe
March 31, 2010	4,000 Mcfe

(mm) “Required PRV Ratio” means, with respect to any date set forth below, the ratio set forth below opposite such date (subject in each case to adjustment, as agreed upon in writing by the Company and the holders of Notes representing at least two thirds (2/3) of the aggregate principal amount of the Notes then outstanding, to reflect an Agreed Acquisition or otherwise):

Date	Ratio
December 31, 2008	1.00
March 31, 2009	1.50
June 30, 2009	1.75
September 30, 2009 and the last day of each fiscal quarter thereafter	2.00

(nn) “SEC” means the U.S. Securities and Exchange Commission, or any successor thereto.

(oo) “U.S.” means the United States of America.

(3) Principal Payments.

(a) Optional Principal Prepayments.

(i) General. The Company shall have the right, at any time not less than ten (10) Business Days following the receipt by the Holder of a Prepayment Notice delivered by the Company to the Holder, to voluntarily prepay this Note (an “Optional Prepayment”), in whole or in part, for an amount in cash equal to the sum of (A) the Principal then being prepaid pursuant to this Section 3(a), and (B) the Interest Amount with respect to such Principal as of the applicable prepayment date (the “Optional Prepayment Date”) (collectively, the “Optional Prepayment Amount”); provided, however, that the Company may not take such action unless it simultaneously takes the same action with respect to the same percentage of the outstanding principal amount of each outstanding Other Note.

(ii) Mechanics of Optional Prepayments. If the Company has delivered a Prepayment Notice in accordance with Section 3(a)(i), then the Company shall pay to the Holder the Optional Prepayment Amount in cash by wire transfer of immediately available funds to an account designated by the Holder. The delivery of a Prepayment Notice by the Company to the Holder shall be irrevocable, and the failure of the Company to prepay the Optional Prepayment Amount set forth therein on the applicable Optional Prepayment Date shall constitute an Event of Default hereunder. Any Optional Prepayment pursuant to this Section 3(a) shall be applied to the remaining mandatory Scheduled Principal Payments (as defined below) in inverse order of maturity as to the remaining scheduled installments thereof (i.e., the Optional Prepayment Amount shall be deducted first from the Scheduled Principal Payment nearest to the Maturity Date and then sequentially from the immediately preceding Scheduled Principal Payments).

(iii) Condition to Optional Prepayment. Notwithstanding anything to the contrary contained in this Section 3(a), the Company shall not be permitted to deliver any Prepayment Notice or to effect any Optional Prepayment at any time after any Event of Default, or any event that with the passage of time or the giving of notice (or both) and without being cured would constitute an Event of Default, has occurred and is continuing.

(b) Scheduled Principal Payments. Subject to the reduction in the scheduled amount of installment payments in accordance with the application of prepayments pursuant to the preceding Section 3(a) and the following Section 3(c), the Company shall repay the Principal in twenty-eight (28) equal monthly installments, each in the amount of Three Hundred Sixteen Thousand, Nine Hundred Sixty-Four and 29/100 Dollars ($316,964.29), with such installments payable on the first Business Day of each calendar month, commencing with August 2009 (each such required repayment of Principal, a “Scheduled Principal Payment”); provided, that any remaining outstanding Principal shall be repaid on the Maturity Date.

(c) Mandatory Prepayment Upon Financial Covenant Test Failure; Interest Rate Adjustment.

(i) On the second Business Day following each date that the Company files or is required to file a Periodic Report for any fiscal quarter or year ending after the date of consummation of an Agreed Acquisition (which in each case shall disclose the Company’s Daily Production Average for the calendar quarter ending on the last day of the period covered by such Periodic Report, and the PRV Ratio and any Financial Covenant Test Failure Amount as of such last day of the period covered by such Periodic Report, and details of the calculations and components thereof), the Company shall deliver to the Holder, by facsimile or overnight courier, a certificate executed by its principal financial officer (an “Officer’s Certificate”) (1) certifying as to the accuracy of the Periodic Report and of the Daily Production Average, the PRV Ratio and any Financial Covenant Test Failure Amount disclosed therein, (2) if there is no Financial Covenant Test Failure disclosed therein, certifying that there was no Financial Covenant Test Failure as of the last day of the period covered by such Periodic Report, (3) if there was a Financial Covenant Test Failure as of the last day of the period covered by such Periodic Report, certifying as to whether there was a Daily Production Test Failure as of such last day and as to any Daily Production Test Failure Percentage and as to the Holder’s Pro Rata Financial Covenant Test Failure Amount as of such last day, and (4) certifying as to the Interest Rate, giving effect to any adjustment thereto on such date required by Section 3(c)(iii). Notwithstanding anything contained herein to the contrary, no Officer’s Certificate delivered by the Company to any Holder shall contain any material non-public information regarding the Company or any of the Subsidiaries. If the Company delivers (or is required, but fails, to deliver) an Officer’s Certificate that discloses (or is required to disclose) a Financial Covenant Test Failure, the Company shall immediately prepay, without demand or notice by the Holder, by wire transfer of immediately available funds to such account as the Holder may from time to time designate, an amount equal to the Holder’s Pro Rata Financial Covenant Test Failure Amount. Any mandatory prepayment pursuant to this Section 3(c) shall be applied to the remaining mandatory Scheduled Principal Payments in inverse order of maturity as to the remaining scheduled installments thereof (i.e., the Financial Covenant Test Failure Amount shall be deducted first from the Scheduled Principal Payment nearest to the Maturity Date and then sequentially from the immediately preceding Scheduled Principal Payments).

(ii) In the case of a bona fide dispute as to the determination of the Daily Production Average, PUD, PDP, PDNP, Probable or PRV Ratio or the arithmetic calculation of any Daily Production Test Failure Percentage or Financial Covenant Test Failure Amount, the Company shall pay any amount that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via facsimile within two (2) Business Days of the occurrence of the dispute. If the Holder and the Company are unable to agree upon the determination of the Daily Production Average, PUD, PDP, PDNP, Probable or PRV Ratio or the arithmetic calculation of any Financial Covenant Test Failure Amount within two (2) Business Days of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Company shall promptly (and in any event within two (2) Business Days) submit via facsimile (A) the disputed determination of the Daily Production Average, PUD, PDP, PDNP, Probable or PRV Ratio to a qualified, independent petroleum engineer (other than the Petroleum Engineer), agreed to by the Company and the holders of Notes representing at least two thirds (2/3) of the aggregate principal amount of Notes then outstanding, or (B) the disputed arithmetic calculation of the Daily Production Test Failure Percentage or the Financial Covenant Test Failure Amount to an independent, outside certified public accountant, agreed to by the Company and the holders of Notes representing at least two thirds (2/3) of the aggregate principal amount of the Notes then outstanding. The Company shall direct the petroleum engineer or the accountant, as the case may be, to perform the determinations or calculations, at the Company’s expense, and notify the Company and the Holder of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations. Such petroleum engineer’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

(iii) On each day that the Company delivers (or is required, but fails, to deliver) an Officer’s Certificate to the Holder (each such day, an “Interest Reset Date”), (A) if such Officer’s Certificate discloses (or is required to disclose) a Daily Production Test Failure, the Interest Rate shall immediately and automatically, without any further action by any Person, be adjusted to the per annum rate equal to the greater of (I) the product of thirteen percent (13.0%), multiplied by the sum of one (1) plus the applicable Daily Production Test Failure Percentage, and (II) the Interest Rate in effect on and after the immediately preceding Interest Reset Date (giving effect to any adjustment occurring on such date), or (B) if such Officer’s Certificate does not disclose (and is not required to disclose) a Daily Production Test Failure, the Interest Rate shall immediately and automatically, without any further action by any Person, be adjusted to thirteen percent (13.0%) (or, if already at thirteen percent (13.0%), shall remain thereat). The adjusted Interest Rate will be applicable as of and after the Interest Reset Date on which it was so adjusted to, but not including, the next succeeding Interest Reset Date.

(d) Mandatory Payment by the Company on Maturity Date. If any Principal remains outstanding on the Maturity Date, then the Holder shall surrender this Note, duly endorsed for cancellation to the Company, and such Principal shall be redeemed by the Company as of the Maturity Date by payment on the Maturity Date to the Holder, by wire transfer of immediately available funds, of an amount equal to 100% of such Principal and the related Interest Amount, together with all other amounts then payable to the Holder under this Note, the Securities Purchase Agreement and the other Transaction Documents.

(4) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets to another Person or other transaction that is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as “Organic Change.” Prior to the consummation of any (i) sale of all or substantially all of the Company’s assets to an acquiring Person (including, for the avoidance of any doubt, the sale of assets of the Subsidiaries) or (ii) other Organic Change following which the Company is not a surviving entity, the Company will secure from the Person purchasing such assets or the successor resulting from such Organic Change (in each case, the “Acquiring Entity”) a written agreement, in form and substance satisfactory to the holders of Notes representing at least two thirds (2/3) of the aggregate principal amount of the Notes then outstanding, to deliver to the Holder in exchange for this Note, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to this Note and satisfactory to the holders of Notes representing at least two thirds (2/3) of the aggregate principal amount of the Notes then outstanding.

(5) Surrender of Note. Notwithstanding anything to the contrary set forth in this Note, upon any redemption or repayment of any of the Principal of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless all of the Principal is being redeemed and/or repaid and the related Interest Amount and all other obligations payable under this Note (including any other amounts due under this Note) have been paid in full. The Register (as defined in Section 15 hereof) shall show the principal amount redeemed or repaid and the dates of such redemptions or repayments so as not to require physical surrender of this Note upon each such redemption or repayment. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following redemption or repayment of any portion of this Note, the Principal may be less than the principal amount stated on the face hereof.

(6) Interest.  Interest shall be payable by the Company, on each Interest Payment Date and at the Maturity Date, to the record Holder of this Note on such Interest Payment Date by wire transfer of immediately available funds. Any accrued and unpaid Interest which is not paid within three (3) Business Days of such accrued and unpaid Interest’s Interest Payment Date shall bear interest at the Default Rate from such Interest Payment Date until the same is paid in full.

(7) Voting Rights. The holders of the Notes, as such, shall have no rights to vote on the election of directors of the Company or on any other matter submitted to the vote of holders of capital stock of the Company.

(8) Defaults and Remedies.

(a) Events of Default. An “Event of Default” shall mean any of:

(i) default in payment of any Principal, Optional Prepayment Amount, Scheduled Principal Payment or Pro Rata Financial Covenant Test Failure Amount under this Note or any Other Note when and as due;

(ii) default in payment of any Interest or other amount due on this Note or any Other Note that is not included in an amount described in the immediately preceding clause (i) that is not cured within three Business Days from the date such Interest or other amount was due;

(iii) failure by the Company for 10 days to comply with any other provision of this Note in all material respects;

(iv) any “Event of Default” under any Other Note or any of the Sub Notes;

(v) any default in payment of at least $100,000, individually or in the aggregate, under or acceleration prior to maturity of, or any event or circumstances arising such that, any person is entitled, or could, with the giving of notice and/or lapse of time and/or the fulfillment of any condition and/or the making of any determination, become entitled, to require repayment before its stated maturity of, or to take any step to enforce any security for, any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed of at least $100,000 by the Company or any of the Subsidiaries, or for money borrowed the repayment of at least $100,000 of which is guaranteed by the Company or any of the Subsidiaries, whether such indebtedness or guarantee exists on the Issuance Date or shall be created thereafter;

(vi) the Company or any of the Subsidiaries pursuant to or within the meaning of any Bankruptcy Law (A) commences a voluntary case or applies for a receiving order, (B) consents to the entry of an order for relief against it in an involuntary case or consents to any involuntary application for a receiving order, (C) consents to the appointment of a Custodian of it or any of the Subsidiaries for all or substantially all of its property, (D) makes a general assignment for the benefit of its creditors, or (E) admits in writing that it is generally unable to pay its debts as the same become due;

(vii) an involuntary case or other proceeding is commenced directly against the Company or any of the Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its Indebtedness under any Bankruptcy Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other Bankruptcy Law proceeding remains undismissed and unstayed for a period of 45 days, or an order of relief is entered against the Company as debtor under the Bankruptcy Laws as are now or hereafter in effect;

(viii) the Company or any of the Subsidiaries breaches any covenant or other term or condition of the Security Documents;

(ix) the Company or any of the Subsidiaries breaches any covenant or other term or condition of the Securities Purchase Agreement, the Warrants, this Note or any other Transaction Document, except, in the case of a breach of a covenant or other term that is curable, only if such breach continues for a period of at least 20 days;

(x) the Company breaches, or otherwise does not comply with, Section 4(u), or any of the provisions of Section 5, of the Securities Purchase Agreement;

(xi) one or more judgments, non-interlocutory orders or decrees shall be entered by a U.S. state or federal or a foreign court or administrative agency of competent jurisdiction against the Company or any of the Subsidiaries involving, in the aggregate, a liability (to the extent not covered by independent third-party insurance) as to any single or related series of transactions, incidents or conditions, of $100,000 or more, and the same shall remain unsatisfied, unvacated, unbonded or unstayed pending appeal for a period of 30 days after the entry thereof;

(xii) there shall occur a Change of Control;

(xiii) any representation, warranty, certification or statement made by the Company or any of the Subsidiaries in the Securities Purchase Agreement, the Warrants, this Note, the Security Documents or any other Transaction Document or in any certificate, financial statement or other document delivered pursuant to any such Transaction Document is incorrect in any material respect when made (or deemed made);

(xiv) any Lien created by any of the Security Documents shall at any time fail to constitute a valid and perfected Lien on all of the Collateral purported to be secured thereby, subject to no prior or equal Lien except Permitted Liens, or the Company or any of the Subsidiaries shall so assert;

(xv) the Company fails to file, or is determined to have failed to file, in a timely manner any Periodic Report or current report on Form 8-K (or successor thereto) (other than a current report on Form 8-K that is required solely pursuant to Item 1.01, 1.02, 2.03, 2.04, 2.05, 2.06, 4.02(a) or 5.02(e) of Form 8-K as in effect on the Issuance Date) required to be filed with the SEC pursuant to the 1934 Act (provided that any filing made within the time period permitted by Rule 12b-25 under the 1934 Act and pursuant to a timely filed Form 12b-25 shall, for purposes of this clause (xiv), be deemed to be timely filed);

(xvi) the Daily Production Average, the PRV Ratio or any Financial Covenant Test Failure Amount disclosed in any Periodic Report is not true and correct in all material respects as of the date of such Daily Production Average, PRV Ratio or Financial Covenant Test Failure Amount; or

(xvii) the Company fails to deliver an Officer’s Certificate pursuant to Section 3(c)(i) within five (5) days after the date such Officer’s Certificate is required to be delivered pursuant to Section 3(c)(i), any Officer’s Certificate delivered to the Holder does not contain all of the information required to be included therein pursuant to Section 3(c)(i), or any of the information contained in any Officer’s Certificate delivered to the Holder is not true, correct and complete in all material respects as of the date of such Officer’s Certificate..

Within two Business Days after the occurrence of any Event of Default, the Company shall deliver written notice thereof to the Holder.

(b) Remedies. If an Event of Default occurs and is continuing, the Holder may declare all or any portion of this Note, including any or all amounts due hereunder, to be due and payable immediately, except that in the case of an Event of Default arising from events described in clauses (vi) and (vii) of Section 8(a) above, all amounts due hereunder shall immediately become due and payable without further action or notice. In addition to any remedy the Holder may have under this Note, the Security Documents and the other Transaction Documents, such unpaid amounts shall bear interest at the Default Rate, and any payment of Principal prior to the scheduled maturity thereof as a result of acceleration under this Section 8(b) shall be accompanied by the Prepayment Premium in respect thereof. Nothing in this Section 8 shall limit any other rights the Holder may have under this Note, the Security Documents or the other Transaction Documents.

(9) Vote to Change the Terms of the Notes. The written consent of the Company and the holders of Notes representing at least two-thirds (2/3) of the aggregate principal amount then outstanding under the Notes shall be required for any change to the Notes (including this Note), and upon receipt of such consent, each Note shall be deemed amended thereby. No such amendment shall be effective to the extent it applies to less than all of the Notes then outstanding.

(10) Lost or Stolen Notes. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in customary form and reasonably satisfactory to the Company and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver a new Note of like tenor and date.

(11) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under the Securities Purchase Agreement, the Security Documents and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy, and nothing herein shall limit the Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Note. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(12) Specific Shall Not Limit General; Construction. No specific provision contained in this Note shall limit or modify any more general provision contained herein. This Note shall be deemed to be jointly drafted by the Company and the Buyers pursuant to the Securities Purchase Agreement and shall not be construed against any person as the drafter hereof.

(13) Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(14) Notice. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement.

(15) Transfer of this Note; Note Register. The Holder may assign or transfer some or all of its rights hereunder, subject to compliance with applicable Securities Laws (if applicable) and the provisions of Section 2(f) of the Securities Purchase Agreement, without the consent of the Company; provided however, that no such transfer shall increase the liability of the Company under Section 19(b). The Company shall maintain, at one of its offices in the U.S., a register for the recordation of the names and addresses of each holder of the Notes and the principal amount of the Notes owed to each such holder pursuant to the terms hereof and of the Other Notes from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Collateral Agent and the Holder shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the Holder for all purposes, notwithstanding notice to the contrary. The Register shall be available for inspection by the Collateral Agent and any holder of the Notes, at any reasonable time and from time to time upon reasonable prior notice. The Notes are intended to be obligations in “registered form” for purposes of Sections 871 and 881 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, and the provisions of this Note shall be interpreted consistently therewith. Notwithstanding anything to the contrary contained in this Section 15, each such assignee or transferee, upon becoming a Holder hereunder, acknowledges that it is bound by the terms and conditions of Section 5.11 of the Security Agreement and agrees to, promptly upon the request of the Collateral Agent, deliver to Collateral Agent a written Joinder to the Security Agreement and other Security Documents.

(16) Payment of Collection, Enforcement and Other Costs. Without limiting the provisions of the Securities Purchase Agreement, the Security Documents and the other Transaction Documents, if (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; or (b) an attorney is retained to represent the Holder in any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action, including reasonable attorneys’ fees and disbursements.

(17) Cancellation. After all principal and other amounts at any time owed under this Note have been paid in full in accordance with the terms hereof, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(18) Note Exchangeable for Different Denominations. Subject to Section 5, in the event of an option, mandatory or scheduled payment of less than all of the Principal pursuant to the terms hereof, the Company shall, upon the request of Holder and tender of this Note promptly cause to be issued and delivered to the Holder, a new Note of like tenor representing the remaining Principal that has not been so repaid. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes containing the same terms and conditions and representing in the aggregate the Principal, and each such new Note will represent such portion of such Principal as is designated by the Holder at the time of such surrender. The date the Company initially issued this Note shall be the “Issuance Date” hereof regardless of the number of times a new Note shall be issued.

(19) Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Company or any of the Subsidiaries under this Note, the Securities Purchase Agreement, the Security Documents or any other Transaction Document shall be made without any set-off, counterclaim or deduction and free and clear of and without deduction for any Indemnified Taxes; provided that, if the Company or any of the Subsidiaries shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 19(a)), the Holder receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company or the applicable Subsidiary shall make such deductions and (iii) the Company or the applicable Subsidiary as applicable shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Indemnification by the Company. The Company shall indemnify the Holder, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Holder, on or with respect to any payment by or on account of any obligation of the Company or any of the Subsidiaries under the Notes, the Securities Purchase Agreement, the Security Documents or any of the other Transaction Documents (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 19) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Holder as to the amount of such payment or liability under this Section 19 shall be delivered to the Company and shall be conclusive absent manifest error. In addition, the Company shall promptly pay the fees, costs and expenses incurred thereby in connection with the engagement of the Petroleum Engineer with respect to the determination of the PDNP, the PDP, the PUD, the Probable, the PRV Ratio, the Daily Production Average and the Financial Covenant Test Failure Amount.

(20) Waiver of Notice. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, the Security Documents, the Securities Purchase Agreement and the other Transaction Documents.

(21) Governing Law. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other country or jurisdiction) that would cause the application of the laws of any jurisdiction or country other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof by registered or certified U.S. mail, return receipt requested, or by a nationally recognized overnight delivery service, to such party at the address for such notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

(22) Further Assurances. The Company shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the Holder may reasonably request in order to carry out the intent and accomplish the purposes of this Note and the consummation of the transactions contemplated hereby.

(23) Payment Set Aside. To the extent that the Company makes a payment or payments to the Holder hereunder, or the Holder enforces or exercises its rights hereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from or disgorged by the Holder, or are required to be refunded, repaid or otherwise restored to the Company, by a trustee, receiver or any other person under any law (including any Bankruptcy Law, U.S. state or federal law, the laws of any foreign government or any political subdivision thereof, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or exercise had not occurred.

(24) Interpretative Matters. Unless the context otherwise requires, (a) all references to Sections, Schedules or Exhibits are to Sections, Schedules or Exhibits contained in or attached to this Note, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (d) the use of the word “including” in this Note shall be by way of example rather than limitation, and (e) in calculating the Mcfe, each barrel of oil reserves shall be converted into Mcfe by multiplying such reserves by a factor of 6.

(25) Signatures. In the event that any signature to this Note or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. Notwithstanding the foregoing, the Company shall be required to deliver an originally executed Note to the Holder. No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Note or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract and each party hereto forever waives any such defense.

[ Remainder of Page Intentionally Left Blank; Signature Page Follows ]

IN WITNESS WHEREOF, the Company has caused this Note to be executed on its behalf by the undersigned as of the year and date first above written.

SONTERRA RESOURCES, INC.,
a Delaware corporation

By:
Name: D. E. Vandenberg
Title: President